Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SENSEI BIOTHERAPEUTICS, INC.

Sensei Biotherapeutics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

First: That the name of this corporation is Sensei Biotherapeutics, Inc., and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware on December 1, 2017, under the name PPI Holdings, Inc. The Certificate of Incorporation was amended and restated by an Amended and Restated Certificate of Incorporation on December 29, 2020 and on February 8, 2021, and further amended by a Certificate of Amendment to the Amended and Restated Certificate of Incorporation on June 12, 2025 (together, the “Certificate of Incorporation”).

Second: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Certificate of Incorporation as follows:

Article I shall be amended and restated to read in its entirety as follows:

“The name of this corporation is Faeth Therapeutics, Inc. (the “Company”).”

Third: The foregoing amendment to the Certificate of Incorporation was duly approved by the Board.

Fourth: This amendment to the Certificate of Incorporation shall become effective upon its filing with the Secretary of State of the State of Delaware.

Sensei Biotherapeutics, Inc.

By:	/s/ Christopher W. Gerry
Name: Christopher W. Gerry Title: General Counsel and Secretary